Exhibit 10.8

Amended and Restated Operations Sublease Agreement

This Amended and Restated Operations Sublease Agreement (the “Lease”) is made and entered into as of October 19, 2026 (the “Effective Date”), by and between Sunset at McKinney, LLC, a Colorado limited liability company (herein referred to as “Landlord”), and Sunset Operations at McKinney, LLC, a Colorado limited liability company (herein referred to as “Tenant”).

RECITALS

A.	On, or about, January 14, 2025, Landlord and Tenant entered into an Operations Lease Agreement (the “Initial Lease”).

B.	On October 19, 2026, Sunset Ground at McKinney, LLC sold its interest in the property described in the Initial Lease to STORE Capital Acquisitions, LLC.

C.	The sale of the property described in the Initial Lease affects Landlord and Tenant’s interests therein and, accordingly, the parties must modify their lease structure as further set forth herein.

D.	As of the Effective Date, STORE Capital Acquisitions, LLC owns fee simple title to the Land and the Horizontal Improvements (each as defined in the Master Lease), and Sunset Ground at McKinney, LLC holds the leasehold estate in the Land and Horizontal Improvements under the Master Lease and owns fee simple title to the Vertical Improvements (as defined in the Master Lease) during the term of the Master Lease, which Vertical Improvements constitute the “Property” as defined in Section 1 below.

E.	As of the Effective Date, Landlord has a leasehold interest in the Property.

F.	Pursuant to that certain Ground Lease Agreement dated October 19, 2026, between STORE Capital Acquisitions, LLC and Sunset Ground at McKinney, LLC (the “Master Lease”), Sunset Ground at McKinney, LLC maintains a leasehold interest in the land underlying the Property.

G.	Pursuant to a Ground Lease Agreement between Sunset Ground at McKinney, LLC and Landlord, Landlord maintains a leasehold interest in the Property and the land thereunder.

H.	Landlord desires to lease to Tenant, and Tenant desires to take and lease from Landlord, the Property, subject to the terms and conditions hereof.

NOW, THEREFORE, the parties agree as follows:

1.	TERMINATION OF INITIAL LEASE; DESCRIPTION OF LEASED PREMISES.

1.1.	As of the Effective Date, the parties terminate the Initial Lease and hereby waive any rights and remedies arising thereunder against one another.

1.2.	The Landlord leases to the Tenant and the Tenant takes and leases from the Landlord, on the terms covenants and conditions hereinafter set forth, the vertical improvements upon land as described in Exhibit A, attached hereto and incorporated herein (the “Leased Premises”, the “Premises”, or the “Property”). Tenant expressly acknowledges and confirms the “triple net” nature of this Lease.

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2.	TERM AND POSSESSION.

2.1.	Initial Term. The term of this Lease shall commence on the Effective Date and end at midnight Central time on September 30, 2125, unless terminated sooner as provided in this Lease and as may be extended as provided herein (the “Initial Term” or “Lease Term”). Notwithstanding the foregoing Effective Date, Tenant shall have the right to use and possess the Premises for purposes of development and construction commencing on the Effective Date and continuing thereafter through and including the Effective Date. Notwithstanding anything contained herein to the contrary, any exercise by Sunset Ground at McKinney, LLC of a purchase option pursuant to the Ground Lease Agreement between STORE Capital Acquisitions, LLC and Sunset Ground at McKinney, LLC shall not result in the termination of this Lease, and this Lease shall remain in full force and effect following any such exercise and closing thereunder.

2.2.	Possession. Tenant hereby accepts possession of the Leased Premises as of the Effective Date on an “AS IS, WHERE IS” basis without representation or warranty from Landlord except as may be expressly set forth herein.

2.3.	Use. The Property shall be used for the construction and operation of an amphitheater and entertainment complex and uses reasonably-attendant thereto (the “Amphitheater”). The Property shall not be used for any other purpose without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant, at Tenant’s expense, shall construct, own and operate all improvements associated with or incident to the Amphitheater. Upon expiration of the Lease Term or earlier termination as provided herein, all such improvements shall revert to, and become the property of, Landlord.

3.	RENT. In consideration of Landlord’s agreement to enter into this Lease with Tenant, Tenant shall make the following rental payments to Landlord:

3.1.	Rent. For the period commencing on the Effective Date through and including the last day of the Lease Term, Tenant covenants and agrees to pay Landlord without notice, demand, or set-off for the Leased Premises annual base rent (“Annual Base Rent”) in the initial amount of $6,900,000 per year, payable in twelve (12) equal monthly installments of $575,000.00 each (“Base Monthly Rent Installments”). Annual Base Rent shall increase by 2.5% per annum on each anniversary of the Effective Date. Notwithstanding anything contained herein to the contrary, it is the purpose and intent of Landlord and Tenant that the Annual Base Rent payable under this Lease be absolutely net to Landlord, such that this Lease shall yield, absolutely net to the Landlord, the Annual Base Rent specified in this Lease during the Initial Term of this Lease. Tenant shall likewise be responsible for any so-called “rent or sales tax” payable to the state or local taxing authority on the Annual Base Rent payable hereunder, if any, under applicable state law, but specifically excluding any income tax of Landlord.

3.2.	Additional Rent; Triple-Net Lease. Landlord and Tenant agree that this Lease shall be a “triple-net”, or NNN, lease. All costs, charges, indemnities, and expenses of every kind and nature (excluding only income taxes attributable to Landlord) shall be paid by Tenant. All such costs, charges, indemnities and expenses are defined herein as “Additional Rent”.

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In the event of nonpayment by Tenant of the Additional Rent, Landlord shall have the right to pay any such amounts not paid timely by Tenant, and thereafter Landlord shall have the same rights and remedies with respect to such non-payment as is provided for herein in case of nonpayment of Annual Base Rent, and any such amounts paid by Landlord shall thereafter bear interest at a rate of ten percent (10.0%) per annum until paid, and shall be due and payable on demand as further Additional Rent hereunder. For the avoidance of doubt, Tenant shall pay directly the applicable Real Estate Taxes for the Property on or before the delinquency date thereof. Tenant shall likewise obtain, maintain and pay for liability insurance naming Landlord as an additional insured, and such other insurance requirements as Landlord may request, all in such terms and amounts as Landlord may reasonably determine.

3.3.	Payment of Rent. All Annual Base Rent and Additional Rent as described and defined herein is collectively called “Rent”. All monthly installments of Rent, and any adjustments thereto provided for in this Lease, shall be paid, in arrears, to Landlord before or on the fifteenth (15th) day of each calendar month by electronic funds wire transfer or other method approved by Landlord.

4.	ASSIGNMENT AND SUBLETTING.

4.1.	Tenant shall have the right to assign or sublease the Property, in whole or in part, without the consent of Landlord, provided, however, that (a) no such assignment or sublease shall alter or diminish the obligations of Tenant hereunder, and (b) any such assignment or sublease shall be made only in compliance with the transfer restrictions set forth in the ARDA (including Article XXI thereof) and the Recognition Agreement, and shall require the prior written consent of MEDC. Any purported assignment or sublease made without such compliance and consent shall be void and of no force or effect. For the avoidance of doubt, the foregoing restrictions apply to any sublease of any portion of the Property, including any sublease to any affiliate or related entity of Tenant.

5.	DEFAULT OF THE LEASE.

5.1.	Default by Tenant. The occurrence of any of the following shall constitute a “Default” of this Lease by Tenant:

Any failure by Tenant to pay within five (5) days following written notice from Landlord the Annual Base Rent or Additional Rent, or any other monetary sums required to be paid hereunder; provided that such written notice shall only be required twice in any 12-month period, and after two such notices are given, in any 12-month period, the 5-day period shall revert to a grace period only of five (5) days following the due date thereof;

A failure by Tenant to observe and perform any other non-monetary provision or obligation of or under this Lease where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant, provided, however, that if the nature of such default or failure is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion, but in no event shall such cure period exceed sixty (60) additional days;

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The making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within ninety (90) days; or

Tenant shall default under the terms and conditions of any sublease of the Property, and such default is not cured within any applicable grace or cure period thereunder.

5.2.	Remedies in Event of Default by Tenant. In the event of any Default by Tenant, Landlord or Landlord’s agents may at any time thereafter, with or without notice and demand and without limiting Landlord in the exercise of any right or remedy at law or in equity which Landlord may have by reason of such Default or breach: re-enter the Leased Premises and remove all persons and all or any property therefrom either by summary dispossess proceedings or by suitable action or proceeding at law. Upon the termination of the term of this Lease by reason of the happening of any of the Defaults therein above described or in the event of the termination of this Lease by summary dispossess proceedings or under any provision of law now or at any time hereafter in force by reason of or based upon or arising out of a Default under or breach of this Lease on the part of the Tenant, or upon the Landlord recovering possession of the Leased Premises in the manner or in any of the circumstances herein before mentioned or in any other manner or circumstances whatsoever, whether with or without legal proceedings, by reason of or based upon or arising out of a Default or under a breach of this Lease on the part of the Tenant, the Landlord may, at its sole option and without obligation, relet the Leased Premises, or any part or parts thereof, for the account of the Tenant or otherwise, and receive and collect the Rents therefor, applying the same first to the payment of such expenses as the Landlord may have incurred in recovering possession of the Leased Premises, including the legal expenses and reasonable attorneys’ fees, and for putting the same into good order or condition or preparing or altering the same for re-rental and all other expenses, commissions, and charges paid, assumed, or incurred by the Landlord in or about reletting the Leased Premises and then to the fulfillment of the covenants of the Tenant hereunder. Any such reletting herein provided for may be for the remainder of the term of this Lease as originally granted or for a longer or shorter period, at Landlord’s sole option. In any such case and whether or not the Leased Premises, or any part thereof, be relet, the Tenant shall pay to the Landlord the Annual Base Rent and all other Additional Rent and charges and impositions required to be paid by the Tenant up to the time of such termination of this Lease, or of such recovery of possession of the Leased Premises by the Landlord, as the case may be, and thereafter, the Tenant covenants and agrees, if required by the Landlord, to pay to the Landlord until the end of the Lease Term, the equivalent of the amount of the Rent reserved herein and all other charges and impositions required to be paid by the Tenant, less the net avails of reletting, if any, and same shall be due and payable by the Tenant to the Landlord on the dates specified for the monthly payment of Rent herein. The Landlord shall have the election in place and instead of holding the Tenant so liable, forthwith to recover against the Tenant as damages for loss of the bargain and not as penalty an aggregate sum which at the time of such termination of this Lease or of such recovery of possession of the Leased Premises by the Landlord, as the case may be, represents the then present worth of the excess, if any, of the aggregate of the monthly Rent and all other charges payable by the Tenant hereunder that would have accrued for the balance of the Lease Term, over the then present worth of the aggregate rental value of the Leased Premises for the balance of such term using a present value discount rate of eight percent (8.0%), which Tenant hereby agrees is a reasonable calculation. The specified remedies to which the Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Landlord may be lawfully entitled in case of any Default or breach, or threatened breach, by the Tenant of any provision of this Lease. The failure of the Landlord to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by the Landlord of Rent with knowledge of any Default or the breach of any covenant hereof shall not be deemed a waiver of such Default or breach, and no waiver by the Landlord of any provisions of this Lease shall be deemed to have been made unless expressed in writing and signed by the Landlord. In addition to the other remedies in this Lease provided, the Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation, of any of the covenants, conditions, or provisions of this Lease. Further, as an additional remedy of Landlord upon a Default (and not in lieu of any other remedy herein stated or under applicable law), Landlord shall have the absolute right to direct subtenants to pay rent under any sublease directly to Landlord; provided, however, that the foregoing right of Landlord is expressly subordinate to, and shall not be exercised in any manner inconsistent with, the rights of MEDC under the Collateral Assignment of Rents (as defined in the ARDA and the Recognition Agreement), and upon the occurrence of an Owner Default (as defined in the ARDA), MEDC’s rights under the Collateral Assignment of Rents shall be paramount and controlling over any right of Landlord to direct or receive payments hereunder.

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5.3.	Default By Landlord. In the event of any default by Landlord in the performance of any specified Landlord obligation hereunder, which default shall not be cured within thirty (30) days of written notice from Tenant (or, if such default is incapable of being cured within such 30-day period, within a reasonable additional time period provided Landlord is diligently pursuing the cure of such default), Tenant shall have the right to initiate an action to compel the specific performance by Landlord of the applicable Landlord obligation hereunder or any such other action as is permitted by law, including termination of this Lease.

5.4.	Attorney’s Fees. In addition to any other remedies to which a party to this Lease is entitled, the prevailing party shall be entitled to recover from the other party all reasonable fees and expenses incurred in consequence of any breach by such party, including, without limitation, the prevailing party’s reasonable attorney’s fees and expenses.

6.	ENVIRONMENTAL COMPLIANCE.

6.1.	Tenant warrants that it shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought, kept or used in or about Leased Premises by Tenant, its subtenants, agents, employees, contractors, or invitees except in commercial quantities similar to those quantities usually kept on similar premises by others in the same business or profession. Tenant shall cause all such materials to be stored, used and disposed of in compliance with all applicable federal, state and local laws, including, without limitation, laws governing Hazardous Materials. If the presence of any Hazardous Materials on, in or under the Leased Premises caused or permitted by Tenant, its subtenants, agents, employees, contractors or invitees results in any contamination of the Leased Premises, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the affected area to the condition existing prior to the introduction of any such Hazardous Materials, including, without limitation, any investigation or monitoring of site conditions or any clean up, remediation, response, removal, encapsulation, containment or restoration work required because of the presence of any such Hazardous Materials on, in or under the Leased Premises or any release or suspected release or threat of release of any such Hazardous Materials in the air, soil, surface water or ground water, by Tenant, its sublessees, agents, employees, contractors or invitees.

“Hazardous Materials” as such term is used in this Lease means any hazardous or toxic substances, material or waste, regulated or listed pursuant to any federal, state or local environmental law, including without limitation, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act as such Acts have been or are hereafter amended from time to time.

6.2.	Tenant shall indemnify Landlord against any and all claims, demands, liabilities, losses and expenses, including consultant fees, court costs and reasonable attorneys’ fees, arising out of any breach of the foregoing warranty. Further, Tenant agrees to indemnify Landlord against any and all claims, demands, liabilities, losses and expenses, including consultant fees, court costs and reasonable attorneys’ fees, arising from or caused in whole or in part, directly or indirectly, by (i) any release of Hazardous Materials by Tenant or Tenant’s agents on the Leased Premises during the term of this Lease; or (ii) Tenant’s failure to comply with any Hazardous Materials laws with respect to the Leased Premises. For purposes of the indemnity provisions hereof, any acts or omissions of Tenant, or by Tenant’s representatives, contractors, assigns, or invitees (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. Tenant’s obligations pursuant to the foregoing warranty and indemnity shall survive the expiration or earlier termination of this Lease.

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Notwithstanding anything to the contrary herein, Tenant shall have no obligation to indemnify Landlord for any claims, liabilities, losses and expenses arising out of any Hazardous Materials placed, stored, used, or disposed of in, on or under the Leased Premises by Landlord or its agents, employees or contractors, and in which case Landlord shall indemnify Tenant against any and all claims, demands, liabilities, losses and expenses, including consultant fees, court costs and reasonable attorneys’ fees, arising out of such actions or failure to act. Such expenses shall not be included in any additional rent to be paid by Tenant hereunder.

7.	REPRESENTATIONS AND WARRANTIES.

7.1.	The execution and delivery of this Lease, the consummation of the transactions herein contemplated, and compliance with the terms of this Lease shall not conflict with or, with or without notice or passage of time, result in a breach of any of the terms or provisions of, or constitute a default under, any instrument or agreement to which the Tenant is a party or by which the Tenant or its property is bound or under any applicable regulation of any governmental agency, or judgment, order or decree of any court having jurisdiction over the Tenant or its properties. Each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing limited liability company under the laws of the State of Colorado, that the Tenant has full right and authority to enter into this Lease, and that each person signing on behalf of the Tenant is authorized to do so. Further, Tenant warrants and represents that it is not subject to any bankruptcy or similar proceeding.

8.	GENERAL PROVISIONS.

8.1.	Landlord’s Liability. In the event of any transfer of title or interest, by Landlord herein, Landlord herein named (and in case of any subsequent transfers of the then grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, provided that any security deposits or other funds required to be held by Landlord and in Landlord’s or the then grantor’s possession at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee and such grantee confirms in writing to Tenant that it shall hold and dispose of any such security deposits or other funds pursuant to the terms of this Lease and assumes all other obligations of Landlord directly for the benefit of Tenant. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successors and assigns, only during their respective periods of ownership, and shall be expressly limited to the then owner of the Property’s equity interest in and to the Leased Premises, the rental, condemnation and insurance proceeds relating thereto and to any insurance maintained by or for the benefit of Landlord. Neither Landlord nor any successor landlord, nor any of their respective officers, members, shareholders, partners, employees or agents, shall have any personal liability for the performance of their obligations hereunder.

8.2.	Severability. Any provision of this Lease determined to be invalid by a court of competent jurisdiction shall in no way affect any other provision hereof.

8.3.	Captions. Article and paragraph captions are not a part hereof.

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8.4.	Entire Agreement. The Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. It may be modified in writing only, signed by the parties in interest at the time of the modification.

8.5.	Notices. Any notice required or permitted to be given hereunder shall be in writing and may be served personally, by certified mail, return receipt requested, postage prepaid, by nationally recognized overnight courier service, or by email, addressed to Landlord and Tenant, respectively, at the addresses set forth below. Notice shall be deemed delivered upon actual delivery or refusal of delivery or, in the event of email delivery, at the time/date sent with delivery receipt requested. Either party may by notice to the other specify a different address for notice purposes.

If to Landlord:

Sunset at McKinney, LLC

1755 Telstar Drive, Suite 501

Colorado Springs, CO 80920

Attn: General Counsel

If to Tenant:

Sunset Operations at McKinney, LLC

1755 Telstar Drive, Suite 501

Colorado Springs, CO 80920

Attn: General Counsel

8.6.	Waiver. No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant.

8.7.	Holding Over. If Tenant remains in possession of the Leased Premises or any part thereof after the expiration of the term hereof without the express written consent of Landlord, such occupancy shall be a tenancy from month-to-month at a rental in amount of one hundred twenty-five percent (125%) of the last monthly rental, including all additional rent, plus all other charges payable hereunder, and upon all the terms hereof applicable to a month-to-month tenancy.

8.8.	Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or equity.

8.9.	Covenants and Conditions. Each provision of this Lease performable by a party shall be deemed both a covenant and a condition.

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8.10.	Binding Effect; Governing Law. Subject to any provisions hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their personal representatives, successors and assigns and it shall be governed by the laws of the State of Texas. The parties agree that jurisdiction shall be proper in the State of Texas, and that exclusive venue for any action or proceeding arising out of or relating to this Lease shall lie in the state or federal courts located in Collin County, Texas. Each party irrevocably submits to the jurisdiction of such courts and waives any objection to venue therein.

8.11.	Force Majeure. Any prevention, delay or stoppage due to enemy or hostile governmental action, civil commotion, fire or other casualty, other similar acts of God, or extraordinary material shortages, which are beyond the reasonable control of the party obligated to perform, or which are caused by the failure of the other party to fulfill its obligations under this Lease, shall excuse the performance by such party for a period equal to any such prevention, delay, or stoppage.

8.12.	Recording. The parties agree that this Lease shall not be recorded. Upon request of either party, the parties shall execute a memorandum or short form lease (“Memorandum of Lease”), in a form suitable for recording with the local clerk of recording. Said Memorandum of Lease shall be dated as of the day and year of the execution of this Lease and shall disclose the parties, the term of the Lease, including renewals, the legal description of the Leased Premises and may contain, in addition to the foregoing, such other terms and conditions as the parties may mutually agree upon.

8.13.	Estoppel Certificate. Landlord and Tenant agree that at any time and from time to time, but not more than fifteen (15) business days after written request by either of them to the other or by any mortgagee of the Property, to execute, acknowledge and deliver to the requested party a statement in writing certifying, among other reasonably requested matters relating to the Lease to the extent such statements are accurate, that this Lease is unmodified and is in full force and effect (or if there have been such modifications, that the same is in full force and effect as modified, and stating the modification) and the date to which the rental and other charges have been paid in advance, and the absence of any Default under the Lease by either party, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the fee, or mortgagee or assignee of any mortgage upon the fee interest in the Leased Premises or by any permitted assignee of the Tenant.

8.14.	Subordination, Attornment, Non-disturbance. Conditioned upon Landlord obtaining an executed Approved SNDA as set forth below, Tenant hereby agrees that this Lease shall be subordinate to the lien of any mortgage or deed of trust executed by Landlord for the benefit of any bank, insurance company, individual, corporation, partnership, unincorporated association, or other lending institution now or hereafter in force against the Leased Premises, and to all advances made hereafter to be made upon the security of such mortgage or deed of trust, so long as in the event of foreclosure, or any similar proceeding, of any such mortgage or deed of trust, or any conveyance in lieu of such foreclosure, which foreclosure or conveyance occurs prior to the expiration date of this Lease, and so long as an event of Default has not occurred and is continuing, Tenant shall not be disturbed in the quiet and peaceful possession of the Premises in accordance with this Lease. Upon request from either party hereto, Tenant and any holder or future holder, if applicable, of a mortgage or deed of trust covering the Premises shall, in a written document in recordable form, execute and deliver a subordination, non-disturbance and attornment agreement reasonably acceptable to the parties thereto (“Approved SNDA”), but in any event on such mortgagee’s standard form, with any changes approved by the mortgagee.

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8.15.	Attornment. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Leased Premises, Tenant shall upon request attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease so long as such purchaser assumes in writing directly to Tenant the obligations of Landlord under this Lease and shall not disturb Tenant in the quiet and peaceful possession of the Premises so long as an event of Default has not occurred and is continuing, and in any event subject to the Approved SNDA executed in the future. In the event of a conflict or inconsistency between the terms and conditions of this Section 8.15 and the terms and conditions of the Approved SNDA, the Approved SNDA shall control.

8.16.	Time of the Essence. Time is of the essence in the payment and performance of the terms and conditions of this Lease.

8.17.	Subordination. Tenant acknowledges that this Lease is a sub-sublease, subject and subordinate to the terms of (A) the Master Lease, (B) the Ground Lease Agreement between Landlord and Sunset Ground at McKinney, LLC, (C) that certain Amended and Restated Chapter 380, Grant, and Development Agreement dated October 19, 2026, by and among the City of McKinney, Texas (the “City”), McKinney Economic Development Corporation (“MEDC”), McKinney Community Development Corporation (“MCDC,” and together with the City and MEDC, the “City Parties”), and Venu Holding Corporation (as amended, the “ARDA”), and (D) that certain Consent, Recognition, Subordination, Nondisturbance, and Development Agreement Protection Agreement dated October 19, 2026, by and among the City Parties, Venu Holding Corporation, Sunset Ground at McKinney, LLC, Tenant, STORE Capital Acquisitions, LLC, and the other parties thereto (as amended, the “Recognition Agreement”). This Lease is expressly subject and subordinate to the ARDA and the Recognition Agreement and all rights of the City Parties and MEDC thereunder, and Tenant shall comply with, and this Lease shall be construed and performed in compliance with, the terms of the ARDA and the Recognition Agreement. In the event of any conflict between this Lease and the ARDA or the Recognition Agreement, the ARDA or the Recognition Agreement, as applicable, shall control. Capitalized terms used in Sections 8.17 through 8.19 but not defined in this Lease have the meanings given in the Recognition Agreement or the ARDA, as applicable.

8.18.	Security Agreement. Tenant acknowledges its obligations under that certain Security Agreement dated October 19, 2026, in favor of MEDC, MCDC and the City of McKinney, Texas, and shall perform its obligations thereunder. Any provision of this Lease purporting to give Landlord rights to revenues or proceeds constituting collateral thereunder is expressly subordinate to the secured party’s rights under the Security Agreement.

8.19.	Collateral Assignment of Rents. Tenant acknowledges that Landlord has assigned all rents and revenues arising from the Property to MEDC pursuant to that Collateral Assignment of Rents dated October 19, 2026. Upon written notice from MEDC following an Owner Default, tenant shall direct all payments to MEDC in accordance with MEDC’s written instructions. Any provision of this Lease purporting to give Landlord rights to such revenues is expressly subordinate to MEDC’s rights under the Collateral Assignment.

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IN WITNESS WHEREOF, Landlord and Tenant each have signed and sealed this Lease as of the day and year first above written.

Sunset at McKinney, LLC	Sunset Operations at McKinney, LLC
By: Notes Live Real Estate, LLC	By: Bourbon Brothers Holdings, LLC
By: Venu Holding Corporation	By: Venu Holding Corporation

By:	/s/ JW Roth	By:	/s/ JW Roth
	JW Roth, Chairman & CEO		JW Roth, Chairman & CEO

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EXHIBIT A

PROPERTY DESCRIPTION

ALL that part of Lot 1, Block A, Sunset Amphitheater, an addition to the City of McKinney according to the plat recorded in Instrument Number 2026010000363, Official Public Records, Collin County, Texas (O.P.R.T.C.T.) situated in the William Hemphill Survey, Abstract No. 449, City of McKinney, Collin County, Texas, lying above an elevation of 640.00 feet (NAVD88).

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